AMENDED AND RESTATED

FEE APPORTIONMENT AGREEMENT

THIS AMENDED AND RESTATED FEE APPORTIONMENT AGREEMENT (the “Agreement”) is made as of August 1, 2024, by and among: (1) Tributary Funds, Inc., a registered open-end management investment company organized as a Nebraska corporation having its principal place of business at 1620 Dodge Street, Omaha, NE 68197 (the “Company”), on behalf of the Tributary Short/Intermediate Bond Fund, the Tributary Small Company Fund, the Tributary Small/Mid Cap Fund, the Tributary Income Fund, the Tributary Balanced Fund and the Tributary Nebraska Tax-Free Fund, (each, a “Fund” and collectively, the “Funds”), (2) Tributary Capital Management, LLC, a Colorado limited liability company (“Tributary”), and (3) First National Bank, a national banking association, on behalf of, First National Advisers, LLC (“FNA,” together with Tributary and the Funds, the “Parties”).

Preliminary Statement

A.

Tributary serves as investment adviser to the Funds, and FNA serves as sub-advisor to Tributary with respect to the Tributary Income Fund, Tributary Short-Intermediate Bond Fund, Tributary Nebraska Tax-Free Fund and the Tributary Balanced Fund together the (“FNA Advised Funds”).

B.

The Company, Tributary and Morgan Stanley Smith Barney, LLC with E*TRADE Securities, LLC (together “Morgan Stanley”) are parties to an Administrative Services Agreement dated January 24, 2022 (“Administrative Agreement”), as most recently amended July 1, 2024, under which Morgan Stanley provides certain administrative services (“Administrative Services”) to each of the Funds in connection with Morgan Stanley’s customers’ purchase of shares of the Funds (such shares owned by Morgan Stanley customers, the “Shares”) through Morgan Stanley’s platform. In addition, Tributary and Morgan Stanley are parties to a Mutual Fund Support Agreement dated January 24, 2022 (“Support Agreement”), as most recently amended July 1, 2024, under which Morgan Stanley provides certain distribution support services (“Support Services”) to each of the Funds in connection with Morgan Stanley’s customers’ purchase of shares of the Funds (such shares owned by Morgan Stanley customers, the “Shares”) through Morgan Stanley’s platform.

C.

Morgan Stanley has since revised the fee schedules of the Administrative and Support Agreements and as such Tributary and the Company have signed amended agreements. The Administrative Agreement was amended as of July 1, 2024 and notes an increase from 0.06% (6 bps) for Administrative Services to 0.10% (10 bps) of the aggregate daily net asset value of the shares held in Omnibus Accounts at Morgan Stanley. In exchange for Morgan Stanley’s performance of the Support Services, Tributary, as provided in the Amendment to the Support Agreement effective July 1, 2024 has agreed to pay Morgan Stanley a fee based off a rate band of 0.10% (10 bps) for fund management fees of 0.40% - 0.74% and 0.12% (12 bps) for fund management fees of 0.75% and above. This is an increase over the prior fee of 0.10% (10 basis points for fund management fees over 0.40% (40 basis points).

D.

The Parties are also parties to a certain Fee Apportionment Agreement dated March 10, 2022 (the “Prior Agreement”), describing the apportionment of the Fees by the Parties, and under which the amount due to Morgan Stanley for the Institutional Class as contemplated in the Administrative Agreement shall be paid by the Company as allowable under the Shareholder Servicing Fee in accordance with the terms of the Administrative Services Agreement. Any amount due to Morgan Stanley for the Institutional Plus class shall be paid by Tributary. All fees under the Support Agreement are to be paid by Tributary. For so long as Tributary is obligated to pay Morgan Stanley fees, FNA will reimburse Tributary for one-half of the portion attributable to the FNA Advised Funds.

E.

The Parties now wish to amend and restate the Prior Agreement to clarify that the current terms of the Fee Apportionment apply to the amended Administrative Agreement and the amended Support Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties agree as follows:

AGREEMENT

1.

Termination of Prior Agreement. The Parties hereby agree that upon the effectiveness of this Agreement, the Prior Agreement will be terminated.

2.

Apportionment of Fee Among the Funds and Tributary. The amount due to Morgan Stanley for the Institutional Class as contemplated in the Administrative Agreement as Amended shall be paid by the Company as allowable under the Shareholder Servicing Fee in accordance with the terms of the Administrative Services Agreement. Any amount due to Morgan Stanley for the Institutional Plus class shall be paid by Tributary. All fees under the Support Agreement as Amended are to be paid by Tributary.

3.

Apportionment of Tributary Portion Between Tributary and FNA. For so long as Tributary is obligated to pay Morgan Stanley fees, FNA will reimburse Tributary for one-half of the portion attributable to the FNA Advised Funds.

4.

Reference to Agreements. The term of this Agreement and the obligations hereunder shall only continue so long as Tributary is obligated to pay the Fee. In the event the amount of the Fee is modified or the Services Agreement is otherwise modified, the Parties may mutually agree to correspondingly modify this Agreement.

5.

Amendments. This Agreement may be amended by the written agreement of the Parties hereto, including any amendment to the apportionment and reimbursement provisions of Sections 2 and 3; provided, that such amendment shall have no effect on the total Fee owed pursuant to the Services Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Fee Apportionment Agreement to be executed by their officers designated below as of the day and first year above written.

TRIBUTARY FUNDS, INC.

By:	/s/ Stpehen C. Wale
Name:	Stpehen C. Wale
Title:	President

TRIBUTARY CAPITAL MANAGEMENT, LLC

By:	/s/ Mark A. Wynegar
Name:	Mark A. Wynegar
Title:	President

FIRST NATIONAL ADVISERS

By:	/s/ Kurt Spieler
Name:	Kurt Spieler
Title:	Senior Vice President